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                                                                     EXHIBIT 4.3


                               KAYDON CORPORATION


         4.0% CONTINGENT CONVERTIBLE SENIOR SUBORDINATED NOTES DUE 2023

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                          SUPPLEMENTAL INDENTURE NO. 1

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                            SUNTRUST BANK, AS TRUSTEE




                           DATED AS OF AUGUST 18, 2003



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         SUPPLEMENTAL INDENTURE NO. 1, dated as of August 18, 2003, between
Kaydon Corporation, a Delaware corporation (the "Company"), and SunTrust Bank, a bank and trust company organized under the laws of the State of Georgia (the "Trustee"), relating to that certain Indenture, dated as of May 23, 2003 (the "Indenture"), between the Company and the Trustee.

         WHEREAS, the Company has requested the Trustee to join it in amending and supplementing the Indenture pursuant to Section 9.01(b) thereof in order to correct certain omissions that do not adversely affect the rights of any Holders (as defined in the Indenture) of the Company's 4.0% Contingent Convertible Senior Subordinated Notes Due 2023 (the "Securities") and has furnished to the Trustee an Officers' Certificate and Opinion of Counsel (as those terms are defined in the Indenture) to the effect, among other things, that all conditions precedent to the execution and delivery of this Supplement Indenture have been satisfied in full; and

         WHEREAS, the Trustee has agreed to join the Company in executing this Supplemental Indenture under the terms and conditions hereinafter set forth; and

         WHEREAS, capitalized terms used and not defined herein have the meanings given to them in the Indenture.

Section 1. Section 3.09(c) of the Indenture is hereby amended to add the following paragraph:

         "In connection with any Change in Control, the Company shall, within 30 days following the occurrence of any Change in Control, obtain the consents under the instruments evidencing all Senior Indebtedness required to permit the repurchase of the Securities pursuant to a Change in Control Purchase Notice, or the Company shall repay in full all Indebtedness, and terminate all commitments, under all Senior Indebtedness the terms of which would prohibit the purchase of the Securities pursuant to a Change in Control Purchase Notice."

Section 2. Section 4.03 of the Indenture is hereby deleted in its entirety and replaced with the following:

         "Section 4.03 Compliance Certificates. The Company shall deliver to the Trustee, promptly upon the Company obtaining knowledge of the occurrence of any Default or Event of Default hereunder an Officers' Certificate describing such Default or Event of Default and the nature and status thereof. In addition, the Company shall deliver to the Trustee within 120 days after the end of each fiscal year of the Company (beginning with the fiscal year ending on December 31, 2003), an Officers' Certificate, stating whether or not to the best knowledge of the signers thereof the Company is in default in the performance and observance of any of the terms, provisions and conditions of this Indenture (without regard to any period of grace or requirement of notice provided hereunder) and if the Company shall be in default, specifying all such Defaults and the nature and status thereof of which they may have knowledge.



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Section 3. Section 10.01(d) of the Indenture is hereby deleted in its entirety and replaced with the following:

         "(d) the conversion of such Security occurs during the five Trading Day period immediately after a period of five consecutive Trading Days in which the Security Trading Price for each Trading Day in such period was less than 95% of the product of the Closing Price per share of Common Stock on such Trading Day multiplied by the number of shares of Common Stock issuable (assuming satisfaction of conditions to conversion) upon conversion of $1,000 in principal amount of the Securities; provided, that if on the date of any conversion pursuant to this subsection (d), the price of the Common Stock is greater than the Effective Conversion Price (as defined below) but less than 120% of the Effective Conversion Price, then Holders will receive, in lieu of shares of Common Stock based on the conversion rate, shares of Common Stock with a value equal to the principal amount of the Securities being converted, plus accrued but unpaid interest (including contingent interest), if any, as of the Conversion Date. Shares of Common Stock delivered upon such a conversion shall be valued at the greater of the Effective Conversion Price on the Conversion Date and the Closing Price as of the Conversion Date, and the Company shall deliver such shares of Common Stock no later than the third business day following the determination of the applicable stock price. For purposes of this
         Section 10.01(d), the term "Effective Conversion Price" shall mean as of any date of determination a dollar amount derived by dividing $1,000 by the conversion rate then in effect (assuming a Conversion Date eight Trading Days prior to the date of determination."

Section 4. The following paragraph is added as Section 10.06(g):

         "(g) In case any Person other than the Company or a Subsidiary of the Company makes a payment in respect of a tender offer or exchange offer for shares of Common Stock in which, as of the closing date of the offer, the Company's board of directors is not recommending rejection of the offer, the Conversion Price will be adjusted as provided in subsection (d) above; provided, that such adjustment shall only be made if: (i) the tender offer or exchange offer is for an amount that increases the offeror's beneficial ownership of Common Stock to more than 25% of the total shares of Common Stock outstanding, and (ii) the cash and value of any other consideration included in the payment per share of Common Stock exceeds the Closing Price per share of Common Stock on the business day next succeeding the last date on which tenders or exchanges may be made pursuant to the tender or exchange offer. However, the adjustment referred to in this clause will not be made if as of the closing of the offer, the offering documents disclose a plan or an intention to cause us to engage in a consolidation or merger or a sale of all or substantially all of our assets."

Section 5. Section 10.06(e) is hereby deleted in its entirety and replaced with the following:

         "(e) For the purpose of any computation under Section 10.06(b), (c) and
         (d) above and Section 10.06(g) below, the current market price per share of Common



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         Stock on any date shall be deemed to be the average of the Closing
         Prices per share of Common Stock for 20 consecutive Trading Days commencing 30 Trading Days before the record date with respect to any distribution, issuance or other event requiring such computation."

Section 6. In entering into this Supplemental Indenture No. 1, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct of, affecting the liability of or affording protection to the Trustee, whether or not elsewhere herein so provided.

Section 7. The Company agrees to pay the Trustee upon the execution and delivery of this Supplemental Indenture No. 1 and thereafter upon receipt of a written request therefor, fees and expenses of the Trustee incurred in connection with this Supplemental Indenture No. 1 (including, without limitation, all attorney's fees and expenses) in connection with the (i) review, negotiation and preparation of this Supplemental Indenture No. 1 and any and all documents, opinions, certificates and other papers prepared in connection herewith, (ii) the administration or enforcement of the Indenture or this Supplemental Indenture No. 1 and (iii) any administrative, judicial, arbitration or other proceedings, or any investigations with respect thereto or in any way related to this Supplemental Indenture No. 1.

Section 8. This Supplemental Indenture No. 1 shall be effective as of the date first above written and upon the execution and delivery hereof by each of the parties hereto.

Section 9. This Supplemental Indenture No. 1 shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 10. This Supplemental Indenture No. 1 may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

Section 11. Except as specifically set forth herein, the terms and provisions of the Indenture shall remain in full force and effect.

         IN WITNESS WHEREOF, the undersigned, being duly authorized, have executed this Indenture on behalf of the respective parties hereto as of the date first above written.

                                    KAYDON CORPORATION

                                    By: ____________________________
                                    Name: __________________________
                                    Title: ___________________________

                                    SUNTRUST BANK, as Trustee

                                    By: _____________________________
                                    Name:___________________________
                                    Title: ____________________________



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